Exhibit 99.3

Dennis M. Oates

Phone:   412-257-7609

Fax:   412-257-7605

June 7, 2017

VIA FEDERAL EXPRESS AND EMAIL

Craig C. Bram

President and Chief Executive Officer

Synalloy Corporation

4510 Cox Road, Suite 201

Richmond, VA 23060

Dear Mr. Bram:

On behalf of the Board of Directors of Universal Stainless & Alloy Products, Inc. (the “Company”), I am writing in response to the unsolicited letter from you, dated June 1, 2017 (the “Interest Letter”), of which I and Udi Toledano, the Company’s Lead Director, received a copy, in which you, on behalf of the Board of Directors of Synalloy Corporation (“Synalloy”), expressed the interest of Synalloy in exploring a potential business combination between Synalloy and the Company.

The Company’s Board of Directors carefully and thoroughly reviewed the contents of the Interest Letter at its scheduled meeting on June 7, 2017, with the benefit of advice from the Company’s independent financial and legal advisors. While appreciative of Synalloy’s indication of interest in the Company, our Board of Directors unanimously concluded that the pursuit of a potential business combination with Synalloy, as described in the Interest Letter, is not in the best interests of the Company and its stockholders. Our Board of Directors strongly believes that it would be more beneficial to our stockholders for the Company to continue to execute its current business strategies rather than pursue a potential transaction with Synalloy, as proposed in the Interest Letter.

We believe that the Company currently is significantly and disproportionately undervalued overall and that the proposed terms set forth in the Interest Letter fail to adequately recognize the true value of the Company’s present position. In addition, we believe that the Interest Letter overstates the existence and value of potential synergies between the Company and Synalloy. We also note that the proposed transaction as described in the Interest Letter is contingent upon the consummation of a sale/leaseback of the Company’s own assets as the means to generate the cash portion of the consideration that would be paid to the Company’s stockholders, which is a transaction structure that we find to be unacceptable.

600 Mayer Street, Bridgeville, PA 15017    phone 412.257.7600    fax 412.257.7640    web   www.univstainless.com

In summary, our Board of Directors strongly and unanimously believes that the Company has a bright future as an independent company. This growing optimism appears to be shared by our stockholders and others in the marketplace, as evidenced by the fact that (i) the closing price for the Company’s common stock on June 6, 2017 represented a gain of over 160% from the beginning of February 2016, just 15 months ago, (ii) the Company’s stockholders overwhelmingly supported the election of the current Board of Directors at the Company’s annual meeting of stockholders in May 2017, with each Director having received the affirmative vote of over 93% of the votes cast, and (iii) the compensation of the Company’s named executive officers, which is firmly rooted in a pay-for-performance philosophy, was approved with an affirmative vote of over 97% of the votes cast at the Company’s annual meeting of stockholders in May 2017. Our Board of Directors does not believe that anything in the Interest Letter provides a compelling economic or strategic business rationale for the Company to alter its present course. Accordingly, our Board of Directors does not believe that the pursuit of a potential business combination transaction with Synalloy, as described in the Interest Letter, is in the best interests of the Company or its stockholders. For these reasons, our Board of Directors has determined that the exercise of its fiduciary duties requires it to decline to move forward with such a potential transaction.

Our Board of Directors and management remain committed to enhancing stockholder value for the Company’s stockholders. As reported in the proxy statement for the Company’s recent annual meeting of stockholders, the Company’s executive officers and directors have beneficial ownership of a number of shares of the Company’s common stock corresponding to approximately 12% of the number of outstanding shares. That level of alignment between their interests and the interests of our stockholders as a whole makes the enhancement of stockholder value a paramount priority for our Directors and executive officers in all decisions we make. Obviously, to that end, we will give due consideration to any strategic alternative that is accompanied by a sound, sensible rationale for the enhancement of stockholder value.

Sincerely,

/s/ Dennis M. Oates

Dennis M. Oates
Chairman of the Board, President and Chief Executive Officer

600 Mayer Street, Bridgeville, PA 15017    phone 412.257.7600    fax 412.257.7640    web   www.univstainless.com